UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

ICF International, Inc.

(Name of Issuer)

Common Stock, $.001 par value

(Title of Class of Securities)

44925C 10 3

(CUSIP Number)

April 24, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: Joel R. Jacks
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER: 62,544
6 SHARED VOTING POWER: 4,629,504
7 SOLE DISPOSITIVE POWER: 62,544
8 SHARED DISPOSITIVE POWER: 4,629,504

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 4,692,048
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 30.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: Peter M. Schulte
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER: 66,028
6 SHARED VOTING POWER: 4,629,504
7 SOLE DISPOSITIVE POWER: 66,028
8 SHARED DISPOSITIVE POWER: 4,629,504

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 4,695,532
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 30.8%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: Daniel Colon, Jr.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER: 3,146
6 SHARED VOTING POWER:
7 SOLE DISPOSITIVE POWER: 3,146
8 SHARED DISPOSITIVE POWER:

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 3,146
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): *%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

*	Less than 1.0%

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: Wesley Gaus
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER: 5,203
6 SHARED VOTING POWER:
7 SOLE DISPOSITIVE POWER: 5,203
8 SHARED DISPOSITIVE POWER:

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 5,203
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): *%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

*	Less than 1.0%

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: CM Equity Partners, L.P.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER:
6 SHARED VOTING POWER: 1,687,195
7 SOLE DISPOSITIVE POWER:
8 SHARED DISPOSITIVE POWER: 1,687,195

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,687,195
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 11.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: CMEP Co-Investment ICF, L.P.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER:
6 SHARED VOTING POWER: 2,004,213
7 SOLE DISPOSITIVE POWER:
8 SHARED DISPOSITIVE POWER: 2,004,213

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,004,213
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 13.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: CM Equity Partners II, L.P.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER:
6 SHARED VOTING POWER: 857,346
7 SOLE DISPOSITIVE POWER:
8 SHARED DISPOSITIVE POWER: 857,346

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 857,346
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: CM Equity Partners II Co-Investors, L.P.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER:
6 SHARED VOTING POWER: 80,750
7 SOLE DISPOSITIVE POWER:
8 SHARED DISPOSITIVE POWER: 80,750

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 80,750
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): *%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

*	Less than 1.0%

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: CMLS GP, L.P.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER:
6 SHARED VOTING POWER: 3,691,408
7 SOLE DISPOSITIVE POWER:
8 SHARED DISPOSITIVE POWER: 3,691,408

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 3,691,408
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 24.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: CMLS General Partner, LLC
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER:
6 SHARED VOTING POWER: 3,691,408
7 SOLE DISPOSITIVE POWER:
8 SHARED DISPOSITIVE POWER: 3,691,408

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 3,691,408
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 24.2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: Lynx II GP, L.P.
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER:
6 SHARED VOTING POWER: 857,346
7 SOLE DISPOSITIVE POWER:
8 SHARED DISPOSITIVE POWER: 857,346

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 857,346
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: LPE II, LLC
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER:
6 SHARED VOTING POWER: 857,346
7 SOLE DISPOSITIVE POWER:
8 SHARED DISPOSITIVE POWER: 857,346

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 857,346
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

CUSIP No. 44925C 10 3

1	NAMES OF REPORTING PERSONS: LPE II Co-Investors, LLC
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	CITIZENSHIP OR PLACE OF ORGANIZATION: USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER:
6 SHARED VOTING POWER: 80,750
7 SOLE DISPOSITIVE POWER:
8 SHARED DISPOSITIVE POWER: 80,750

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 80,750
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): *%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

*	Less than 1.0%

Item 1.	(a)	Name of Issuer

ICF International, Inc.

	(b)	Address of Issuer’s Principal Executive Offices

9300 Lee Highway Fairfax, Virginia 22031

Item 2.	(a)	Name of Person Filing

This Schedule 13G/A is filed on behalf of each the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Joel R. Jacks (“Jacks”),

Peter M. Schulte (“Schulte”),

Daniel Colon, Jr. (“Colon”),

Wesley Gaus (“Gaus”),

CM Equity Partners, L.P.,

CMEP Co-Investment ICF, L.P.,

CM Equity Partners II, L.P.,

CM Equity Partners II Co-Investors, L.P.,

CMLS GP, L.P.,

CMLS General Partner, LLC,

Lynx II GP, L.P.,

LPE II, LLC and

LPE II Co-Investors, LLC.

(collectively, the “Reporting Persons”).

The Reporting Persons may be deemed to constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this statement. Jacks and Schulte expressly disclaim beneficial ownership of securities not held directly except to the extent of their respective pecuniary interests therein.

	(b)	Address of Principal Business Office or, if none, Residence

The business address of each Reporting Person is 900 Third Avenue, 33rd Floor, New York, NY 10022.

	(c)	Citizenship

Each of Jacks, Schulte, Colon and Gaus is a citizen of the United States. Each of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P., CM Equity Partners II Co-Investors, L.P., CMLS GP, L.P. and Lynx II GP, L.P. is a Delaware limited partnership. Each of CMLS General Partner, LLC, LPE II, LLC and LPE II Co-Investors, LLC is a Delaware limited liability company.

	(d)	Title of Class of Securities

Common Stock, $0.001 par value per share (“Common Stock”).

	(e)	CUSIP Number

44925C 10 3

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

The responses of each of the Reporting Persons with respect to rows 5, 6, 7, 8, 9 and 11 of the cover pages to this Schedule 13G/A are incorporated herein by reference. The percent of the Common Stock shown as beneficially owned by each Reporting Person is based on the 15,255,195 shares of Common Stock outstanding on April 17, 2009 reported on the Issuer’s 2009 proxy statement.

Each of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P. is the record holder of the shares of Common Stock set forth on this Schedule 13G/A as beneficially owned by them. CMLS GP, L.P. is the general partner of CM Equity Partners, L.P. and CMEP Co-Investment ICF, L.P. and may be deemed to be the beneficial owner of the shares beneficially owned by them, but is not the record holder of any shares of Common Stock. CMLS General Partner, LLC is the general partner of CMLS GP, L.P. and may be deemed to be the beneficial owner of the shares beneficially owned by it, but is not the record holder of any shares of Common Stock. Lynx II GP, L.P. is the general partner of CM Equity Partners II, L.P. and may be deemed to be the beneficial owner of the shares beneficially owned by it, but is not the record holder of any shares of Common Stock. LPE II, LLC is the general partner of Lynx II GP, L.P. and may be deemed to be the beneficial owner of the shares beneficially owned by it, but is not the record holder of any shares of Common Stock. Jacks and Schulte are the managing members of CMLS General Partner, LLC, LPE II, LLC and LPE II Co-Investors, LLC and may be deemed to be the beneficial owner of the shares beneficially owned by such entities, but are the record holders and hold sole voting and dispositive power, as individuals, of only 62,544 shares of Common Stock and 66,028 shares of Common Stock, respectively. In addition to being limited partners of CM Equity Partners, L.P., CMEP Co-Investment ICF, L.P., CM Equity Partners II, L.P. and CM Equity Partners II Co-Investors, L.P., Colon and Gaus work directly with portfolio companies of such partnerships. As such, Colon’s and Gaus’ direct holdings are included for purposes of this group disclosure.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 30, 2009

JOEL R. JACKS

By:		/s/ Joel R. Jacks
Name:		Joel R. Jacks

PETER M. SCHULTE

By:		/s/ Peter M. Schulte
Name:		Peter M. Schulte

DANIEL COLON, JR.

By:		/s/ Daniel Colon, Jr.
Name:		Daniel Colon, Jr.

WESLEY GAUS

By:		/s/ Wesley Gaus
Name:		Wesley Gaus

CM EQUITY PARTNERS, L.P.
By:		CMLS GP, L.P.
its general partner

	By:	CMLS General Partner, LLC,
its general partner

By:		/s/ Peter M. Schulte
Peter M. Schulte, Managing Member

CMEP CO-INVESTMENT ICF, L.P.
By:		CMLS GP, L.P.
its general partner

	By:	CMLS General Partner, LLC,
its general partner

By:		/s/ Peter M. Schulte
Peter M. Schulte, Managing Member

CM EQUITY PARTNERS II, L.P.
By:		LYNX II GP, L.P.
its general partner

	By:	LPE II, LLC,
its general partner

By:		/s/ Peter M. Schulte
Peter M. Schulte, Managing Member

CM EQUITY PARTNERS II CO-INVESTORS, L.P.

By:		LPE II CO-INVESTORS, LLC
its general partner

By:		/s/ Peter M. Schulte
Peter M. Schulte, Managing Member

CMLS GP, L.P.

By:		CMLS General Partner, LLC,
its general partner

By:		/s/ Peter M. Schulte
Peter M. Schulte, Managing Member

CMLS GENERAL PARTNER, LLC

By:		/s/ Peter M. Schulte
Peter M. Schulte, Managing Member

LYNX II GP, L.P.

By:		LPE II, LLC,
its general partner

By:		/s/ Peter M. Schulte
Peter M. Schulte, Managing Member

LPE II, LLC

By:		/s/ Peter M. Schulte
Peter M. Schulte, Managing Member

LPE II CO-INVESTORS, LLC

By:	/s/ Peter M. Schulte
Peter M. Schulte, Managing Member

EXHIBIT INDEX

Exhibit Number	Description
99.1	Joint Filing Agreement (incorporated by reference to Exhibit 99.1 to Schedule 13G/A filed January 31, 2008)

99.2	Joint Filing Agreement for Colon and Gaus (incorporated by reference to Exhibit 99.2 to Schedule 13G/A filed November 26, 2008)

99.3	Joel R. Jacks Power of Attorney (incorporated by reference to Exhibit 99.2 to Schedule 13G filed February 13, 2007)

99.4	Peter M. Schulte Power of Attorney (incorporated by reference to Exhibit 99.3 to Schedule 13G filed February 13, 2007)

99.5	CM Equity Partners, L.P. Power of Attorney (incorporated by reference to Exhibit 99.4 to Schedule 13G filed February 13, 2007)

99.6	CMEP Co-Investment ICF, L.P. Power of Attorney (incorporated by reference to Exhibit 99.5 to Schedule 13G filed February 13, 2007)

99.7	CM Equity Partners II, L.P. Power of Attorney (incorporated by reference to Exhibit 99.6 to Schedule 13G filed February 13, 2007)

99.8	CM Equity Partners II Co-Investors, L.P. Power of Attorney (incorporated by reference to Exhibit 99.7 to Schedule 13G filed February 13, 2007)

99.9	CMLS GP, L.P. Power of Attorney (incorporated by reference to Exhibit 99.8 to Schedule 13G filed February 13, 2007)

99.10	CMLS General Partner, LLC Power of Attorney (incorporated by reference to Exhibit 99.9 to Schedule 13G filed February 13, 2007)

99.11	Lynx II GP, L.P. Power of Attorney (incorporated by reference to Exhibit 99.10 to Schedule 13G filed February 13, 2007)

99.12	LPE II, LLC Power of Attorney (incorporated by reference to Exhibit 99.11 to Schedule 13G filed February 13, 2007)

99.13	LPE II Co-Investors, LLC Power of Attorney (incorporated by reference to Exhibit 99.12 to Schedule 13G filed February 13, 2007)

99.14	Daniel Colon, Jr. Power of Attorney (incorporated by reference to Exhibit 99.14 to Schedule 13G/A filed November 26, 2008)

99.15	Wesley Gaus Power of Attorney (incorporated by reference to Exhibit 99.15 to Schedule 13G/A filed November 26, 2008)